EXHIBIT 2.1

                      ASSET PURCHASE AND SALE AGREEMENT

                               BY AND BETWEEN

                             LAKE CARNEGIE, LLC
                                AS PURCHASER

                                     AND

                          CELTICS BASKETBALL, L.P.
                                  AS SELLER


                       DATED AS OF SEPTEMBER 27, 2002


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                              TABLE OF CONTENTS                        Page

SECTION 1.  DEFINITIONS.                                                 1
            1.1  Definitions                                             1
            1.2  Accounting Terms                                        5
            1.3  Interpretation                                          5
            1.4  References to Schedules                                 5

SECTION 2.  PURCHASE AND SALE OF ASSETS; PURCHASE PRICE                  6
            2.1  Purchase and Sale of Assets                             6
            2.2  Assumption of Liabilities                               9
            2.3  Purchase Price                                         11
            2.4  Payment of Cash Portion of the Purchase Price          12
            2.5  Liquidated Damages                                     12
            2.6  Transfer Tax                                           13
            2.7  Further Assurances                                     13
            2.8  Allocation of Purchase Price                           13
            2.9  Procedures for Assets not Transferable                 14

SECTION 3.  THE CLOSING                                                 14
            3.1  Closing Date and Place                                 14
            3.2  Extension of the Closing Date                          14

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER                    15
            4.1  Organization, Qualification, And Limited
                 Partnership Power                                      15
            4.2  Authorization                                          15
            4.3  No Conflicts                                           15
            4.4  Consents                                               16
            4.5  Financial Statements                                   16
            4.6  Undisclosed Liabilities                                16
            4.7  Events Subsequent To Most Recent Fiscal Period End     16
            4.8  Compliance                                             18
            4.9  Tax Matters                                            18
            4.10 Title To Properties; Absence Of Liens And
                 Encumbrances; Condition Of Equipment                   19
            4.11 Sole Ownership and Management                          19
            4.12 Contracts                                              20
            4.13 Power Of Attorney                                      21
            4.14 Litigation                                             21
            4.15 Restrictions On Business Activities                    21
            4.16 Employees                                              21
            4.17 Employee Matters And Benefit Plans                     22
            4.18 Environmental Liabilities                              26


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                              TABLE OF CONTENTS                        Page

            4.19 Fees                                                   26
            4.20 Complete Copies Of Materials                           27
            4.21 Approval                                               27
            4.22 Full Disclosure                                        27
            4.23 Insurance                                              27
            4.24 National Basketball Association                        27
            4.25 No Other Representations and Warranties                27

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER                 28
            5.1  Organization, Qualification, And Limited
                 Liability Company Power                                28
            5.2  Authorization                                          28
            5.3  No Conflicts                                           28
            5.4  Consents                                               29
            5.5  Fees                                                   29
            5.6  Sufficient Funds                                       29
            5.7  No Other Representations and Warranties                29

SECTION 6.  PRE-CLOSING COVENANTS                                       29
            6.1  Operation of the Celtics Basketball Businesses         29
            6.2  Access to Information                                  31
            6.3  Notice of Developments                                 31
            6.4  No Solicitation                                        32
            6.5  Regulatory Filings                                     33
            6.6  NBA Documents and Approvals                            33
            6.7  Reasonable Efforts                                     33
            6.8  Notices and Consents                                   33
            6.9  Compliance with Contracts and Applicable Law           34
            6.10 Affiliate Contracts                                    34
            6.11 Public Statements                                      34

SECTION 7.  OTHER AGREEMENTS AND COVENANTS                              34
            7.1  Confidentiality                                        34
            7.2  Additional Documents and Further Assurances            34
            7.3  Retained Employees; Benefits                           35
            7.4  Reasonable Cooperation of Seller                       37
            7.5  Boston Celtics Name                                    37
            7.6  Books and Records                                      37
            7.7  Transition Arrangements                                37

SECTION 8.  CONDITIONS                                                  37
            8.1  Conditions to the Obligations of Purchaser             37
            8.2  Conditions to Obligations of Seller                    39


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                              TABLE OF CONTENTS                        Page

SECTION 9.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING                40
            9.1  Non-Survival of Representations, Warranties
                 and Agreements                                         40
            9.2  Collection of Assets                                   40

SECTION 10. TERMINATION OF AGREEMENT                                    40
            10.1 Termination                                            40
            10.2 Effect of Termination                                  41
SECTION 11. MISCELLANEOUS                                               41
            11.1  Fees and Expenses                                     41
            11.2  Governing Law                                         41
            11.3  Notices                                               41
            11.4  Entire Agreement                                      42
            11.5  Assignability; Binding Effect                         43
            11.6  Execution in Counterparts                             43
            11.7  Amendments                                            43
            11.8  Severability of Provisions                            43
            11.9  Injunctive Relief                                     43
            11.10 No Third-Party Beneficiaries                          43
            11.11 No Joint Venture                                      43
            11.12 Good Faith Covenant                                   44


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                      ASSET PURCHASE AND SALE AGREEMENT
                      ---------------------------------

      This ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of September 27, 2002 (the "Effective Date"), by and between LAKE CARNEGIE, LLC, a Delaware limited liability company ("Purchaser"), and CELTICS BASKETBALL, L.P., a Delaware limited partnership ("Seller"). Purchaser and Seller are sometimes herein referred to collectively as the "Parties" and individually as a "Party".

                             W I T N E S S E T H
                             -------------------

      WHEREAS, Seller owns and operates the Boston Celtics professional basketball team (the "Boston Celtics") of the National Basketball
Association, a joint venture composed of its member teams (the "NBA") and certain related businesses;

      WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, transfer and assign to Purchaser, the Boston Celtics and certain other assets associated therewith and ancillary thereto; and

      WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase, acquire and assume the Boston Celtics and such other assets for the consideration specified herein and the assumption by Purchaser of certain liabilities and obligations of Seller.

      NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the Parties agree as follows:

SECTION 1.  DEFINITIONS.

      1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

      "Acquired Assets" has the meaning given in Section 2.1(b) of this Agreement.

      "Additional Escrow Amount" has the meaning given in Section 3.2 of this Agreement.

      "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of clarification and not in limitation of the foregoing, Affiliates of Seller shall include Celtics Basketball Holdings, L.P., Boston Celtics Corp., Celtics Pride G.P., Celtics Limited Partnership, Celtics Investments, Inc., Celtics Capital Corp., Boston Celtics Holding Corp., Boston Celtics Limited Partnership II, Boston Celtics Limited Partnership II GP, Inc., Boston Celtics, Inc., Walcott Partners, L.P., Boston Celtics Limited Partnership, Castle Creek Partners, L.P. and Castle Creek Partners GP, Inc.

      "Agreement" has the meaning given in the preamble.

      "Allocation" has the meaning given in Section 2.8.


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      "Ancillary Agreements" has the meaning given in Section 4.2.

      "Assumed Contracts" has the meaning given in Section 2.1(b)(v).

      "Assumed Leases" has the meaning given in Section 2.1(b)(i).

      "Assumed Obligations" has the meaning given in Section 2.2(a).

      "Audited Financials" has the meaning given in Section 4.5(a).

      "Balance Sheet" has the meaning given in Section 4.5(a).

      "Balance Sheet Date" has the meaning given in Section 4.6.

      "Boston Celtics" has the meaning given in the first recital.

      "Boston Celtics Name" means "Boston Celtics" or any derivation thereof.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

      "Cash Consideration" has the meaning given in Section 2.3.

      "Celtics Basketball Businesses" has the meaning given in Section
2.1(a).

      "Closing" has the meaning given in Section 3.

      "Closing Date" has the meaning given in Section 3.

      "COBRA" has the meaning given in Section 4.17(a)(ii).

      "Code" has the meaning given in Section 2.8.

      "Collective Bargaining Agreement" has the meaning given in Section
4.8.

       "Damage Amount" has the meaning given in Section 2.5.

      "DOL" has the meaning given in Section 4.17(a)(iv).

      "Effective Date" has the meaning given in the preamble.

      "Employee" has the meaning given in Section 4.17(a)(v).

      "Employment Agreement" has the meaning given in Section 4.17(a)(vi).

      "Environmental Laws" are all applicable Laws promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing.

       "ERISA" has the meaning given in Section 4.17(a)(vii).

      "ERISA Affiliate" has the meaning given in Section 4.17(a)(i).

      "Escrow Account" has the meaning given in Section 2.4(a).

      "Escrow Agreement" has the meaning given in Section 2.4(a).


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      "Escrow Agent" has the meaning given in Section 2.4(a).

      "Escrow Amount" has the meaning given in Section 2.4(a).

      "Excluded Assets" has the meaning given in Section 2.1(c).

      "Excluded Liabilities" has the meaning given in Section 2.2(b).

      "FMLA" has the meaning given in Section 4.17(a)(viii).

      "GAAP" has the meaning given in Section 1.2.

      "Governmental Authority" means any federal, state, local, provincial, foreign or other governmental, regulatory or administrative agency, commission, body, department, board, or other governmental subdivision, court, tribunal, arbitrating body or any other entity designated to act for or on behalf of the foregoing.

      "International Employee Plan" has the meaning given in Section
4.17(a)(ix).

      "IRS" means the Internal Revenue Service, or any successor thereto.

      "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, charges, licenses, interpretations, constitutions, ordinances, common law, treatises or other restrictions of any Governmental Authority.

      "Leases" has the meaning given in Section 4.10(a).

      "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance, or any other like restriction or limitation.

      "Material Adverse Effect" means any materially adverse effect on the business, operations, assets (including intangible assets), liabilities, results of operations or financial condition of the Celtics Basketball Businesses or Acquired Assets, taken as a whole; provided, however, that such term shall not include any material adverse effect caused solely by
(i) general economic conditions after the Effective Date, (ii) circumstances that impact the NBA and its member teams as a whole, (iii) actions taken by the NBA or the National Basketball Players' Association affecting all NBA member teams, (iv) the physical condition of any player under contract to Seller, (v) changes in GAAP, (vi) the entering into or announcement of this Agreement, (vii) any act or omission or event contemplated by this Agreement or to which Purchaser consents, (viii) any outbreak or material escalation of hostilities or other armed conflict or declaration by the United States of a national emergency or war, or (ix) the on-court performance of the Boston Celtics.

      "Multiemployer Plan" has the meaning given in Section 4.17(a)(x).

      "NBA" has the meaning given in the first recital.

      "NBA Approvals" has the meaning given in Section 4.4(a).

      "NBA Documents" has the meaning given in Section 2.1(b)(vii).

      "NBA Filing Fees" has the meaning given in Section 6.6.


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      "ordinary course of business" or "ordinary course of business consistent with past practices" shall mean ordinary course of conducting business, substantially in the same manner as heretofore conducted.

      "Party" and "Parties" have the meaning given in the preamble.

      "Permits" has the meaning given in Section 2.1(b)(vi).

      "Permitted Liens" has the meaning given in Section 4.10(b).

      "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other business organization.

      "Purchase Price" has the meaning given in Section 2.3.

      "Purchaser" has the meaning given in the preamble.

      "Purchaser Services" has the meaning given in Section 7.7.

      "Representatives" of a Person means the Person and its Affiliates and their directors, officers, employees, agents, consultants, partners, advisors (including, without limitation, accountants, counsel, financial advisors and other authorized representatives).

      "Reserved Seller's Cash" means any Seller's Cash in an aggregate amount up to (i) Forty-Eight Million Eight Hundred Thirty-Seven Thousand Nine Hundred Twenty U.S. Dollars ($48,837,920) in the event that the Closing occurs on or prior to November 30, 2002, (ii) Forty-Nine Million Seven Hundred Sixty-Two Thousand Seven Hundred Seventy-Five U.S. Dollars ($49,762,775) in the event that the Closing occurs after November 30, 2002, but prior to December 31, 2002, or (iii) Fifty Million Six Hundred Eighty Seven Thousand Six Hundred Thirty U.S. Dollars ($50,687,630) in the event that the Closing occurs after December 31, 2002, but prior to January 31, 2003.

      "Retained Employee" has the meaning given in Section 7.3(a)(i).

      "Scheduled Employees" has the meaning given in Section 7.3(a)(i).

      "Seller" has the meaning given in the preamble.

      "Seller's Cash" means any cash, cash equivalents or similar type of investments of Seller (i) distributed by Seller or otherwise paid by Seller as a dividend or returned as capital to any partner of Seller after June 30, 2002, or (ii) used to pay severance or termination pay (other than under existing policies) or special bonuses or remuneration, in each case in this (ii) granted on or after the Effective Date to any officer or employee of Seller.

      "Seller Employee Plan" has the meaning given in Section 4.17(a)(iii).

      "Seller Services" has the meaning given in Section 7.7.

       "Seller's Knowledge" or "to the knowledge of Seller" or any other similar knowledge qualification in this Agreement means the actual knowledge of Richard G. Pond or Paul E. Gaston, after due inquiry.

      "Superior Proposal" has the meaning given in Section 6.4(c).

      "Tax" has the meaning given in Section 4.9(a).


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      "Tax Return" has the meaning given in Section 4.9(b).

      "Termination Date" has the meaning given in Section 10.1(b).

      "Termination Event" has the meaning given in Section 2.5.

      "Termination Fee" has the meaning given in Section 11.1(b).

      "Third Party" means a Person who is not a Party, a Representative of a Party, a Representative of an Affiliate of a Party or a shareholder or other interest-holder of any Party, Party's Affiliate or Party's
Representative.

      "Title IV Plan" has the meaning given in Section 4.17(a)(xi).

       "Transaction" means the purchase and sale of the Acquired Assets and the assumption of the Assumed Obligations contemplated by this Agreement and the other transactions contemplated under this Agreement and the Ancillary Agreements.

      "Transition Services" has the meaning given in Section 7.7.

      1.2 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States Generally Accepted Accounting Principles ("GAAP") and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

      1.3 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      1.4 References to Schedules. All references in this Agreement to Schedules shall mean the Schedules attached hereto; provided such Schedules shall be deemed to be automatically updated to reflect any changes to the information contained therein arising out of or resulting from any transactions or events occurring prior to the Closing Date which are permitted in accordance with Section 6.1.


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SECTION 2. PURCHASE AND SALE OF ASSETS; PURCHASE PRICE.

      2.1 Purchase and Sale of Assets. Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver, or cause to be sold, assigned, conveyed, transferred or delivered, to Purchaser or its Affiliate, and Purchaser or its Affiliate agrees to purchase, assume, and acquire at the Closing, the Acquired Assets (as defined in Section 2.1(b)) free and clear of any Liens, except as expressly provided herein.

            (a) Definition of Businesses of Seller. As used in this Agreement, the "Celtics Basketball Businesses" shall mean the following operations and businesses of Seller:

                  (i) the ownership and operation of the Boston Celtics, including all interests as a member of the NBA, and the right to operate a professional basketball team in the City of Boston, Massachusetts, and all rights and obligations appurtenant thereto, including all rights and obligations under the NBA Documents;

                  (ii) the rights and obligations of Seller under the Assumed Contracts, including but not limited to agreements relating to local television, cable and radio broadcasts and sponsorship agreements;

                  (iii) the leasing and use of the FleetCenter and other
            facilities used by the Boston Celtics as set forth in the Assumed Leases; and

                  (iv) the marketing and promotion of the Boston Celtics as permitted by the NBA Documents.

            (b) Definition of Acquired Assets. For all purposes of and under this Agreement, the term "Acquired Assets" shall mean, refer to and include all of Seller's right, title and interest in and to all tangible and intangible assets, properties and rights that are used in, held for use in, intended to be used in or necessary to the Celtics Basketball Businesses, wherever located, including, without limitation, the following categorical listing of assets existing on the Closing Date (but specifically excluding the Excluded Assets):

                  (i) any real estate leaseholds, sub-leaseholds, licenses and occupancy agreements therein (collectively, the "Assumed Leases"), buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights of way, and other appurtenances thereto, used in, held for use in, intended to be used in, necessary to or relating to any of the Celtics Basketball Businesses, each as described on Schedule 2.1(b)(i);

                  (ii) all tangible personal property (whether or not located on Seller's premises), including, without limitation, all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, telephone, telecommunications, networking and Internet equipment and infrastructure, office materials and supplies, inventories of any kind or nature, raw materials and


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            supplies, manufactured and purchased goods, and all goods in process and finished goods used in, held for use in, intended to be used in, necessary to or relating to any of the Celtics Basketball Businesses, including, without limitation, those categories of items generally described in Schedule 2.1(b)(ii);

                  (iii) all books, records, ledgers, files, documents,
            correspondence, customer, supplier, advertiser, circulation and other lists (including customer lists, season ticket holders, camp prospects or attendees and any other subscribers, vendors, and customers), invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data used in, held for use in, intended to be used in, necessary to or directly relating to any of the Celtics Basketball Businesses, wherever located and whether existing in hard copy or magnetic or electronic form;

                  (iv) all intellectual property rights, subject to the NBA Documents, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under applicable Laws, in each case used in, held for use in, intended to be used in, necessary to or relating to any of the Celtics Basketball Businesses, as described in Schedule 2.1(b)(iv);

                  (v) all rights under the contracts, indentures, instruments, agreements, purchase orders, leases, and licenses relating to the ownership, operation and maintenance of the Celtics Basketball Businesses (not including the NBA Documents which are addressed in clause (vii) below), including the material contracts, indentures, instruments, agreements, purchase orders, leases and licenses listed in Schedule 2.1(b)(v) (the "Assumed Contracts"), true and complete copies (or, in the case of verbal agreements, written descriptions) of which have been delivered to Purchaser, but excluding all Seller Employee Plans and all rights thereto; and

                  (vi) all rights under all permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications of Seller used in, held for use in, intended to be used in, necessary to or relating to any of the Celtics Basketball Businesses, including those described in Schedule 2.1(b)(vi) (the "Permits"), true and complete copies of which have been delivered to Purchaser;

                  (vii) all rights under all applicable documents and
            agreements with the NBA relating to the Celtics Basketball Businesses, listed in Schedule 2.1(b)(vii) (the "NBA Documents"), true and complete copies (or, in the case of verbal agreements, written descriptions) of which have been delivered to Purchaser or will be delivered to Purchaser promptly following the Effective Date;

                  (viii) all claims, actions, deposits, prepayments,
            refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character which have arisen from the operation of the Celtics Basketball Businesses or relating to any of the Celtics Basketball Businesses, including those material claims, actions, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment listed in Schedule 2.1(b)(viii);

                  (ix) all assignable insurance policies, if any, including any such insurance policies through the NBA, as described in Schedule 2.1(b)(ix);

                  (x) all insurance proceeds and rights thereto derived from any loss, damage or destruction of or to any of the other Acquired Assets, but only to the extent not utilized prior to the Closing to repair or replace the lost, damaged or destroyed items, as described in Schedule 2.1(b)(x);

                  (xi) all interests in the operations of all joint ventures, partnerships and other business entities directly related to or associated with the operation of the Celtics Basketball Businesses, as described in Schedule 2.1(b)(xi);

                  (xii) all goodwill and going concern value associated
            with the Celtics Basketball Businesses;

                  (xiii) all accounts receivable trade or otherwise, notes
            and any other amounts receivable, and prepaid expenses of the Celtics Basketball Businesses, a list of which as of June 30, 2002, is attached hereto as Schedule 2.1(b)(xiii); and

                  (xiv) all cash, cash equivalents or similar type
            investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks.

            (c) Definition of Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest in or to the following specific assets, which are hereby specifically excluded from the sale and the definition of Acquired Assets herein (the "Excluded Assets"):

                  (i) all supplies and items of tangible property consumed or disposed of in the ordinary course of the Celtics Basketball Businesses and consistent with prior practice between the Effective Date and the Closing Date;

                  (ii) all rights of Seller to enforce the obligations of Purchaser under or in connection with this Agreement;

                  (iii) any and all rights necessary to defend against any
            and all debts, liabilities and obligations retained by Seller, including, but not limited to, rights or setoff that Seller may have with respect to any of such debts, liabilities and obligations;

                  (iv) any and all claims or causes of action against Third Parties that arise out of or relate to Excluded Assets or the Excluded Liabilities;

                  (v) all indemnity, defense or exculpation rights under any Assumed Contract or NBA Document for occurrences prior to the Closing Date;

                  (vi) all management contracts or other similar types of agreements, or any fee sharing arrangement, between Seller and one or more of its Affiliates, all of which are listed on
            Schedule 2.1(c)(vi);

                  (vii) Seller's corporate minute books and other corporate
            documents and records that are not necessary for the Purchaser to operate the Celtics Basketball Businesses, and returns of taxes, including all supporting schedules, attachments, work papers and similar documents, for taxes accruing on or before the Closing Date;

                  (viii) the rights which accrue or will accrue to Seller
            under this Agreement, including but not limited to the Cash Consideration;

                  (ix) any attorney-client privilege between Seller and any counsel representing Seller in connection with the negotiation, preparation, execution and delivery of and closing under this Agreement and all matters arising from or relating to this Agreement and the Transaction, and all attorney work product associated therewith;

                  (x)   those certain assets specified in Schedule
            2.1(c)(x);

                  (xi) all claims for tax refunds relating to pre-Closing periods;

                  (xii) all insurance proceeds and rights thereto derived
            from any loss, damage or destruction of or to any of the other Acquired Assets, but only to the extent Seller has incurred expenses prior to the Closing to repair or replace the lost, damaged or destroyed items;

                  (xiii) all rights of Seller in any business other than
            the Celtics Basketball Businesses and in any assets other than the Acquired Assets; and

                  (xiv) all Seller Employee Plans and all rights thereunder.

      2.2   Assumption of Liabilities.

            (a) Subject to the exclusions set forth in Section 2.2(b) below, at the Closing, Purchaser hereby agrees to assume, pay, perform, discharge and otherwise satisfy promptly when due, only the following liabilities and obligations of Seller (the "Assumed Obligations"):

                  (i) the liabilities and obligations which arise on or after the Closing, pursuant to the terms of the Assumed Contracts, Assumed Leases, NBA Documents, or the Permits;

                  (ii) the liabilities and obligations which arise on or after the Closing as a result of Purchaser's operation of the Celtics Basketball Businesses or ownership of the Acquired Assets on and following the Closing Date;

                  (iii) all accounts payable and accrued expenses and
            deferred game revenues and deferred compensation expressly reflected or reserved against in the Audited Financials or incurred subsequent to the date of such Audited Financials and prior to the Closing in the ordinary course of Seller's business consistent with past practice and otherwise in conformity with the representations, warranties and covenants of Seller with respect thereto contained in this Agreement but excluding all amounts owed to any Affiliate of Seller or any partner, shareholder or other holder of equity in Seller or any of its Affiliates; and

                  (iv) all liabilities for taxes relating to the operation of the Celtics Basketball Businesses on and after the Closing Date.

            (b) Purchaser shall not assume or be bound by any obligations, liabilities, Taxes or debts of Seller or any of its Affiliates of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising whatsoever, including, without limitation, the following (the "Excluded Liabilities"):

                  (i) any debts, obligations or liabilities of Seller in respect of, or otherwise arising from the ownership, operation or use of any Excluded Asset;

                  (ii) any debts, obligations or liabilities other than those expressly included in the listed categories of Assumed Obligations;

                  (iii) any debts, obligations or liabilities in connection
            with legal, accounting or brokerage services performed for Seller or any of its Affiliates;

                  (iv) any debts, obligations or liabilities to past or present partners or other holders of equity in Seller or any of its Affiliates;

                  (v) any debts, obligations or liabilities of Seller or its Affiliates in respect of Taxes (including any Taxes arising as a consequence of the Transaction);

                  (vi) any fines, penalties or costs resulting from any action taken by a Governmental Authority with respect to the Acquired Assets or the Celtics Basketball Businesses or any Permits arising out of events occurring or conditions existing prior to the Closing, including without limitation, those arising under or related to (A) any claim under Environmental Law arising out of the acts or omissions of Seller or any of its Affiliates or their respective Representatives occurring on or prior to the Closing, (B) any alleged violation of Environmental Laws relating to events occurring or conditions existing on or prior to the Closing, or (C) any illegal acts, willful misconduct or negligence of Seller or any of its Affiliates or their respective Representatives;

                  (vii) any debts, obligations or liabilities to Third
            Parties (including employees) for personal injury or tort arising out of the ownership or operation of the Acquired Assets or the Celtics Basketball Businesses prior to the Closing, whether or not such liability arose or was made manifest prior to the Closing;

                  (viii) subject to Section 7.3, any debts, obligations or
            liabilities relating to any Seller Employee Plan;

                  (ix) subject to Section 7.3, any debts, obligations or liabilities relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, the constructive termination by Seller of any individual or any similar or related claim or cause of action relating to or in connection with the Acquired Assets or the Celtics Basketball Businesses, arising or related to the period prior to the Closing or as a result of the Closing of the Transaction;

                  (x) except as provided in Section 7.3, any debts, obligations or liabilities for wages, withholding obligations, overtime, employment Taxes, severance pay, retention obligations, transition payments in respect of compensation or similar benefits or similar claims or causes of action accruing or arising at or prior to the Closing or as a result of the Closing of the Transaction under any term or provision of any contract, plan, instrument or agreement relating to any of the Acquired Assets or the Celtics Basketball Businesses;

                  (xi) any debts, obligations or liabilities of Seller or any of its Affiliates arising from the making or performance by Seller of any of its obligations under this Agreement, the Ancillary Agreements or the Transaction;

                  (xii) any debt, obligation or liability to any financial
            institution or other Third Party for borrowed money, including the "notes payable to bank" as reflected on the Audited Financials;

                  (xiii) any unpaid fees owed to one or more of Seller's
            Affiliates under management contracts or other similar types of agreements or any fee sharing arrangements between Seller and such Affiliates, whether or not such fees are reflected in the Audited Financials or have been incurred in the ordinary course of business since the Balance Sheet Date; and

                  (xiv) any debt, obligation or liability which is or would
            be required to be accrued on a balance sheet as of the Closing or otherwise disclosed in connection therewith, prepared in accordance with GAAP, other than those liabilities which are expressly set forth as Assumed Obligations.

      2.3 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Acquired Assets by Seller to Purchaser, at the Closing (i) Purchaser shall deliver to Seller in accordance with Section 2.4, the amount of Three Hundred Sixty Million U.S. Dollars ($360,000,000) less any Seller's Cash in excess of the

Reserved Seller's Cash (as adjusted, the "Cash Consideration"), and (ii) Purchaser shall assume all of the Assumed Obligations pursuant to Section 2.2(a) (the Cash Consideration and such assumption collectively, the "Purchase Price").

      2.4   Payment of Cash Portion of the Purchase Price.

            (a) On the Effective Date, as part of the Cash Consideration, Purchaser shall deposit in trust with Citizens Bank of Massachusetts or one of its Affiliates (the "Escrow Agent") cash by wire transfer of immediately available funds in an aggregate amount equal to Five Million U.S. Dollars ($5,000,000) (the "Escrow Amount"), such amount to be held in an escrow account (the "Escrow Account") in accordance with the terms of the escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Amount shall be held by the Escrow Agent and (i) applied to the Cash Consideration pursuant to Section 2.4(b) if the Transaction is consummated, (ii) paid to Seller as liquidated damages pursuant to Section 2.5, or
      (iii) returned by the Escrow Agent to Purchaser in all other circumstances.

            (b) At the Closing, Purchaser shall instruct the Escrow Agent, as provided in the Escrow Agreement, to remit the Escrow Amount, including any interest accrued thereon from the Effective Date to the date of distribution, and shall deliver cash, by wire transfer of immediately available funds to a bank account designated in writing at least two Business Days prior to the Closing by Seller to Purchaser, the Cash Consideration (which amount shall include the Escrow Amount and any interest accrued or income earned thereon).

      2.5 Liquidated Damages. The Parties hereby agree that it is impossible to determine accurately the amount of damages that Seller would suffer if the Transaction is not consummated as contemplated under this Agreement. As a result, notwithstanding anything in this Agreement to the contrary, the Parties agree that Purchaser shall be obligated to pay liquidated damages in the amount of the Damage Amount (as defined below) if the Agreement is terminated for any reason; provided, however, that Purchaser shall not be obligated to pay such liquidated damages and shall be entitled to return of the Escrow Amount if the Agreement is terminated:

            (a) By Purchaser pursuant to Section 10.1(d) if the breach providing the basis for such termination is or is reasonable likely to have a Material Adverse Effect;

            (b) By Purchaser as a result of failure of Seller to satisfy a condition set forth in Section 8.1(a), (b), (c) or (g);

            (c) By Seller pursuant to Section 10.1(f) or the Agreement expires under Section 10.1(g) under circumstances which involve the payment of a Termination Fee pursuant to Section 11.1(b); or


            (d) as a result of the failure of the parties to obtain the NBA Approvals (unless the failure is a result of (i) Purchaser's failure to comply with its obligations under Section 6.6 or (ii) a determination by the NBA that the Purchaser or any Affiliate of Purchaser lacks adequate financial capacity or that any Affiliate of Purchaser (other than the individuals listed in Schedule 2.5) is deemed to be of unsuitable character).

      Any termination other than in accordance with (a), (b), (c) or (d) above herein shall be referred to as a "Termination Event." Liquidated damages as provided herein shall in any event be the sole and exclusive remedy of Seller against Purchaser by reason on such determination. Accordingly, if liquidated damages are payable hereunder, the Escrow Agent shall deliver to Seller, in accordance with the Escrow Agreement, the Escrow Amount together with interest accrued and income earned thereon after the date upon which the Closing should have occurred but for the Termination Event (such amount, the "Damage Amount"). Interest accrued and income earned on the Escrow Amount prior to such date shall be retained by Purchaser.

      2.6 Transfer Tax. All sales and transfer taxes, fees and duties, if any, under applicable Law incurred in connection with the sale and transfer of the Acquired Assets under this Agreement will be borne and paid by Purchaser. Purchaser shall promptly reimburse Seller for any such tax, fee or duty that it is required to pay under applicable Laws.

      2.7 Further Assurances. Each Party agrees, from time to time after the Closing, at the request of the other Party, and without further consideration, to (a) execute and deliver, or cause to be executed and delivered, further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser each of the Acquired Assets or to complete the assumption of the Assumed Obligations by Purchaser, and
(b) cooperate with and provide assistance to the other Party in transferring possession of the Acquired Assets to Purchaser and assumption of the Assumed Obligations by Purchaser. Effective from and after the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns as its true and lawful attorney in fact in connection with the Transaction, with full power of substitution, in the name and stead of Seller but on behalf of and for the benefit of Purchaser and its successors and assigns, to demand and receive any and all of the assets, properties, rights and businesses hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which is proper in order to collect or reduce to possession or endorse any of the Acquired Assets and to do all acts and things in relation to the Acquired Assets that Purchaser or its successors or assigns reasonably deems desirable.

      2.8 Allocation of Purchase Price. The Purchase Price payable by Purchaser pursuant to Section 2.4 and the amount of the Assumed Obligations assumed by Purchaser shall represent payment for the Acquired Assets. The Purchase Price shall be allocated for tax purposes among the assets of the Company in accordance with the mutual agreement of the parties to be reached prior to the due date for filing any tax returns for which such allocation is relevant (the "Allocation"). Purchaser shall propose an allocation within sixty (60) days after the Closing and shall provide Seller a written copy of the Allocation. Seller shall have thirty (30) days to provide written comments or recommendations with respect thereto and Purchaser shall consider in good faith all such comments and recommendations. The Parties agree to cooperate to resolve any disputes regarding such Allocation prior to the due date for filing any tax returns for which such allocation is relevant. Such Allocation shall be made in accordance with the provisions of Section 1056 and 1060 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and equivalent provisions under applicable state law, which shall be binding upon

Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Purchaser and Seller also each agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1056 and 1060 of the Code.

      2.9 Procedures for Assets not Transferable. To the extent that any Acquired Asset or Assumed Obligation to be sold, conveyed, assigned, transferred, delivered or assumed to or by Purchaser pursuant to this Agreement, or any claim, right, or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent, or waiver of the issuer thereof or the other party thereto, or any Third Person (including a Governmental Authority), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any Law, except as expressly otherwise provided in this Agreement, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Acquired Asset or the assumption of any Assumed Obligation by Purchaser would be ineffective so that Purchaser would not in fact receive all such Acquired Assets or assume all such Assumed Obligations pursuant to this Agreement, Seller and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations of such Acquired Assets and Assumed Obligations in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser or under which Seller, at Purchaser's expense, would enforce for the benefit of Purchaser, any and all rights of Seller against a Third Party thereto.

SECTION 3.  THE CLOSING.

      3.1 Closing Date and Place. Unless this Agreement is earlier terminated pursuant to Section 10, the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to Purchaser or its Affiliate, the payment of the Cash Consideration to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing") (except for obligations specifically contemplated hereby to be completed after the Closing), to be held at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m. local time, or another mutually acceptable time and location, on November 30, 2002. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". The Closing shall be effective for all purposes as of noon on the Closing Date, or such other time on such date as the Parties mutually agree.

      3.2 Extension of the Closing Date. Purchaser shall have the right, in its sole discretion and for any reason, to extend the Closing Date to a date not later than December 31, 2002; provided, that prior to November 30, 2002, Purchaser shall provide (i) written notice to Seller, and (ii) shall deposit an additional Two Million Five-Hundred Thousand U.S. Dollars ($2,500,000) cash by wire transfer of immediately available funds (the "Additional Escrow Amount") to the Escrow Account, such amount to be held in the Escrow Account, in accordance with the terms of the Escrow Agreement. The Additional Escrow Amount shall be held by the Escrow Agent and (i) applied to the Cash Consideration pursuant to Section 2.4(b) if the

Transaction is consummated, (ii) paid to Seller as liquidated damages pursuant to Section 2.5, or (iii) returned by the Escrow Agent to Purchaser in all other circumstances. In the event that as of December 31, 2002, either (i) the third-party consents and approvals that are a condition to the obligations of Purchaser pursuant to Section 8.1 have not been obtained, or (ii) Seller has otherwise not satisfied one or more conditions to the obligations of Purchaser set forth in Section 8.1 (unless the failure to satisfy such obligation by such date shall be due to the action or failure of Purchaser), then by written notice to Seller, Purchaser shall have the right, in its sole discretion, to further extend the Closing Date to a date not later than January 31, 2003.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Purchaser to enter into this Agreement and consummate the Transaction, subject to such exceptions as are specifically disclosed in the Schedules to this Agreement, Seller hereby represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct as of Effective Date and will be true and correct as of the Closing Date (as though made at the Closing ); provided that the representations and warranties made as of a specified date will be true and correct as of such date.

      4.1 Organization, Qualification, And Limited Partnership Power. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. Seller has full limited partnership power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      4.2 Authorization. Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") and, subject to receipt of requisite approval from its partners to consummate the Transaction and to perform its respective obligations hereunder and thereunder and no other proceedings on the part of Seller or any of its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party. This Agreement and the Ancillary Agreements to which Seller is a party and the Transaction have been approved by Seller's general partners and the requisite vote of its limited partner. This Agreement and the Ancillary Agreements to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

      4.3 No Conflicts. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement by Seller nor the consummation of the Transaction will (a) violate any Law to which Seller is subject, (b) violate or conflict with any provision of the certificate of limited partnership or limited partnership agreement of Seller, or (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assumed Contract, NBA Documents, Assumed Lease, Permit or other arrangement to which Seller or any of its Affiliates are a party relating to the Celtics Basketball Businesses or by which

Seller is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of the Acquired Assets or otherwise interfere in any material respect with the transfer of such Acquired Assets to Purchaser in accordance with this Agreement). Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or part of, or any interest in, any of the Celtics Basketball Businesses or the Acquired Assets, other than any which might arise in the ordinary course of the business as a result of a sale or agreement to sell the Celtics Basketball Businesses' products or services.

      4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any Third Party, including a party to any agreement with Seller or any of its Affiliates, is required by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement, any Ancillary Agreement or the consummation of the Transaction, except for
(a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as are required under applicable rules and regulations of the NBA ("NBA Approvals"), which are set forth in
Schedule 4.4(a), and (b) those consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings set forth on
Schedule 4.3.

      4.5   Financial Statements.

            (a) Seller has delivered to Purchaser the consolidated balance sheet of Seller and its subsidiaries, if any, as of June 30, 2000, 2001, and 2002, and the related consolidated statements of income and cash flows for the years then ended, including the footnotes thereto, audited by Ernst & Young LLP, Seller's independent certified public accountants, which fairly present the consolidated financial position of Seller as at such dates and the consolidated results of operations and cash flows of Seller for such respective periods, in each case, in accordance with GAAP consistently applied for the periods covered thereby (the "Audited Financials"). The consolidated balance sheet included in the Audited Financials is sometimes herein called the "Balance Sheet".

      4.6 Undisclosed Liabilities. Except as set forth on Schedule 4.6, Seller has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) relating to the Celtics Basketball Businesses or the Acquired Assets, except for those which individually, or in the aggregate, (a) are reflected on the Balance Sheet or (b) have arisen since June 30, 2002 (the "Balance Sheet Date") in the ordinary course of business consistent with past practice, provided, however, that Seller shall not be required to list on Schedule 4.6 any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement that has arisen since the Balance Sheet Date not in the ordinary course of business, but that is not material to the Celtics Basketball Businesses or Acquired Assets.

      4.7 Events Subsequent To Most Recent Fiscal Period End. Except as set forth in Schedule 4.7, since the Balance Sheet Date, there have not been any events, occurrences, changes or effects, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

            (a) Seller has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, material to the Celtics Basketball Businesses, other than transactions in the ordinary course of business;

            (b) Seller has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment, or extended or modified the terms of any Assumed Contract, Assumed Lease or NBA Document which and which (i) involves the payment of greater than $50,000 per annum and which extends for more than one
      (1) year, (ii) involves any payment or obligation to any Affiliate other than in the ordinary course of business, (iii) involves the sale of any asset with a sale price of more than $50,000, or (iv) involves any license of any Seller Intellectual Property;

            (c) no party (including Seller) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license that, individually or in the aggregate, is material to the Celtics Basketball Businesses or the Acquired Assets and Seller has not modified, canceled or waived or settled any debts or claims held by them, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business;

            (d) none of the Acquired Assets has become subject to any Lien except for Permitted Liens;

            (e) Seller has not made any capital expenditures relating to any of the Celtics Basketball Businesses or the Acquired Assets except in the ordinary course of business and not exceeding $50,000 in the aggregate of all such capital expenditures;

            (f) Seller has not granted any license or sublicense of any rights under or with respect to any of the Acquired Assets;

            (g) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets or any other property relating to the Celtics Basketball Businesses in excess of $50,000 in the aggregate of all such damage, destruction and losses;

            (h) Seller has not entered into any employment contract which is not terminable at will without significant penalty or severance payment or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which relates to the Celtics Basketball Businesses or their employees;

            (i) Seller has not granted any increase in the base compensation or other benefits (including, without limitation, severance benefits) of any of the employees of the Celtics Basketball Businesses, except in the ordinary course of business;

            (j) Seller has not suffered any significant adverse change or any threat of any significant adverse change in its relations with, or any loss or threat of loss of, any of the major customers, distributors, partners or suppliers of any of the Celtics Basketball Businesses;

            (k) Except as may be required by GAAP, Seller has not changed any of the accounting principles followed by it or the method of applying such principles with respect to any of the Celtics
      Basketball Businesses;

            (l) Seller has not entered into any material transaction relating to any of the Celtics Basketball Businesses or the Acquired Assets other than in the ordinary course of business; and

            (m) Seller has not become obligated to do any of the foregoing.

      4.8 Compliance. Schedule 2.1(b)(vi) lists all licenses, permits, registrations and approvals necessary for the ownership and operation of the Celtics Basketball Businesses and the Acquired Assets, all of which are in full force and effect. Seller (a) is in material compliance with all applicable (i) Permits and (ii) Laws, and (b) is in compliance with (iii) the rules and regulations of the NBA relating to or affecting the Celtics Basketball Businesses or the Acquired Assets; and (iv) terms of the 1999 NBA Collective Bargaining Agreement (the "Collective Bargaining Agreement"). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to Seller's Knowledge, is threatened against Seller or its employees or agents by any Governmental Authority or the NBA alleging any failure to so comply. Neither Seller, nor any of its Affiliates, has received written notice that any Governmental Authority issuing any Permit intends to cancel, terminate, modify, or amend any Permit. Except as set forth in Schedule 4.8, since January 1, 2001, there have been no fines or other penalties imposed by the NBA against the Boston Celtics or Seller, nor, to Seller's Knowledge, is there any reason to anticipate any such fines or penalties.

      4.9   Tax Matters.

            (a) For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, service, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Seller has timely filed with the appropriate Governmental Authority all information returns or statements, estimates, reports, claims for refund, returns and other documents that it was required to file with respect to any Taxes ("Tax Returns") with respect to the Celtics Basketball Businesses or the Acquired Assets. All such Taxes owed by Seller (whether or not shown on any Tax Return) with respect to the Celtics Basketball Businesses or the Acquired Assets were paid in full when due.

            (c) Seller has, with respect to its employees employed in the Celtics Basketball Businesses, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable laws .

            (d) There are no Liens upon any of the Acquired Assets relating to or attributable to Taxes, except for Permitted Liens. To Seller's Knowledge there is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien upon any of the Acquired Assets.

            (e) None of the Assumed Obligations is an obligation to make a payment that could fail to be deductible under Section 280G of the Code.

      4.10 Title To Properties; Absence Of Liens And Encumbrances; Condition Of Equipment.

            (a) Seller owns no real property that is or has been used in or relates or has related to the operation of any of the Celtics Basketball Businesses. All current real property leases (or other real property licenses or occupancy agreements of Sellers, all such being referred to herein as "Leases") are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to Seller's Knowledge, on the part of any other party thereto.

            (b) Except as set forth on Schedule 4.10(b), Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, used or held for use in the Celtics Basketball Businesses, free and clear of any Liens, except (i) liens for Taxes not yet due and payable, (ii) mechanics', workmens', landlords' and other statutory liens (or other liens arising by operation of law) incurred in the ordinary course of business for amounts not in default, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby (such exceptions, "Permitted Liens").

            (c) Each item of equipment with a value of $50,000 or more owned or leased by Seller and used in or held for use in the Celtics Basketball Businesses is (i) adequate in its current use for the conduct of the Celtics Basketball Businesses as currently conducted, and (ii) in good operating condition, subject to normal wear and tear taking into account the age thereof.

            (d) The Acquired Assets constitute all of the assets and rights used in or reasonably necessary to the operation of the Celtics Basketball Businesses as currently conducted.

      4.11 Sole Ownership and Management. Seller (a) is the sole owner of the Acquired Assets, (b) has sole management and operating control over all of the Celtics Basketball Businesses and the Acquired Assets and (c) subject only to the approval of Seller's partners and the NBA Approvals, has the sole and exclusive right, power and authority to transfer such

Celtics Basketball Businesses and the Acquired Assets to Purchaser in accordance with the terms of this Agreement.

      4.12   Contracts.

            (a) Schedule 4.12(a) lists (or provides appropriate cross-references to Schedules 2.1(b)(i), 2.1(b)(v) and 2.1(b)(vii) with respect to) all of the material written or oral contracts, agreements, commitments and other arrangements under which Seller or any of its Affiliates is obligated or by which Seller or any of its assets is bound which directly relates to any of the Celtics Basketball Businesses or the Acquired Assets, including:

                  (i) each contract, agreement, commitment and other arrangement which is an Assumed Contract, Assumed Lease, or NBA Document, and which involves either (A) aggregate annual payments of more than $50,000, (B) aggregate annual nonmonetary obligations valued at more than $50,000, or (C) material nonmonetary obligations or restrictions that are not terminable by Purchaser after the Closing on less than thirty (30) days notice without penalty; and

                  (ii) each contract, agreement, commitment and other arrangement pursuant to which any Seller has granted any right or interest in any Acquired Asset.

            (b) Seller has made available to Purchaser a correct and complete copy of each written agreement (as amended to date) listed in Schedule 4.12(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.12(a). With respect to each such agreement, (i) the agreement, with respect to Seller and, to Seller's Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles; (ii) neither Seller nor, to Seller's Knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement;
      (iii) to Seller's Knowledge, there is no dispute regarding the scope of such agreement or performance under such agreement; and (iv) neither Seller nor any of its Affiliates has received notice that any party has repudiated any provision of the agreement. Except as set forth on Schedule 4.12(b), following the Closing and subject to obtaining consents described on Schedule 4.3, Purchaser will be permitted to exercise all of Seller's rights under the Assumed Contracts, NBA Documents, Assumed Leases and the Permits to the same extent Seller would have been able to had the Transaction not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Seller would otherwise be required to pay. Any agreement relating to the Celtics Basketball Businesses that is between Seller and one of its Affiliates has material terms that are not materially more or less favorable to the Celtics Basketball Businesses than terms that would have been obtained as a result of "arms length" bargaining between unrelated parties.

            (c) Schedule 4.12 (c) contains a list of each contract between any Seller and any Boston Celtics player, coach or trainer. To Seller's Knowledge, as of the Effective Date there is no player under contract who does not intend to, or because of physical condition cannot, perform in accordance with the terms of such player's contract.

            (d) To Seller's Knowledge, no contract between Seller and any Boston Celtics player breaches any term or condition of the Collective Bargaining Agreement.

      4.13 Power Of Attorney. There are no outstanding powers of attorney executed on behalf of Seller relating to the Celtics Basketball Businesses or the Acquired Assets.

      4.14 Litigation. Schedule 4.14 sets forth each instance in which Seller (or any of its assets) (a) is subject to any outstanding injunction, judgment, judicial or arbitrator's decision order, decree, ruling, or charge relating to the Celtics Basketball Businesses or the Acquired Assets or (b) is or has been, or, to Seller's Knowledge, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, appeal or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to any of the Celtics Basketball Businesses or the Acquired Assets that, if determined adversely to Seller, could reasonably be anticipated to have a Material Adverse Effect. To Seller's Knowledge, there are no facts or circumstances that would form the reasonable basis of any claim against Seller or any of its assets relating to the Celtics Basketball Businesses or the Acquired Assets and that would reasonably be expected to have a Material Adverse Effect.

      4.15   Restrictions On Business Activities.  Except as set forth in
Schedule 4.15, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or any of its Affiliates is a party or which is otherwise binding upon Seller or any of its Affiliates that has the effect of prohibiting or restricting the operation of the Celtics Basketball Businesses. Without limiting the foregoing, Seller has not entered into any agreement under which it is restricted from operating any of the Celtics Basketball Businesses with respect to any customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

      4.16 Employees. As of the Effective Date, no executive, key employee, or significant group of employees has advised Seller or any of its Affiliates that he, she or they plan to terminate employment with Seller during the next twelve (12) months. Seller is not a party to or bound by any collective bargaining agreement, except for the Collective Bargaining Agreement, nor has Seller experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute, except the strike/lockout between the NBA and the Players' Association ended prior to the 1999-2000 NBA Season. To Seller's Knowledge, there is no other organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. No work stoppage or labor strike involving the Celtics Basketball Businesses is pending, or, to Seller's Knowledge, threatened or reasonably anticipated prior to the termination of the Collective Bargaining Agreement. There are no actions, suits, claims, labor disputes or grievances pending, or, to Seller's Knowledge, threatened or reasonably anticipated relating to any labor, employment, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

      4.17   Employee Matters And Benefit Plans.

            (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "ERISA Affiliate" of Seller shall mean any corporation, partnership, limited liability company, sole proprietorship, trade, business, organization or other person or entity that together with Seller, is or ever has been treated as a single employer under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C);

                  (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                  (iii) "Seller Employee Plan" shall mean any plan,
            program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or other equity or stock-related or other equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or ever has been maintained, contributed to, or required to be contributed to, by Seller or its ERISA Affiliates, or with respect to which Seller or its ERISA Affiliates has or may have any liability or obligation, for the benefit of any Employee;

                  (iv)  "DOL" shall mean the United States Department of
            Labor;

                  (v) "Employee" shall mean any current or former or retired employee, consultant or director of Seller or its ERISA Affiliates who is employed by or performs services for any of the Celtics Basketball Businesses;

                  (vi) "Employment Agreement" shall mean each management, employment, severance, release, consulting, personal service, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller or its ERISA Affiliates and any Employee;

                  (vii) "ERISA" shall mean the Employee Retirement Income
            Security Act of 1974, as amended;

                  (viii) "FMLA" shall mean the Family Medical Leave Act of
            1993, as amended;

                  (ix) "International Employee Plan" shall mean each Seller ERISA Employee Plan that has been adopted or maintained by Seller or any of its Affiliates, whether informally or formally, or with respect to which Seller or such ERISA Affiliates will or may have any liability, for the benefit of Employees who perform services outside the United States;

                  (x) "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code;

                  (xi) "Title IV Plan" shall mean each Seller Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is covered by Title IV of ERISA.

            (b) Schedule. Schedule 4.17(b) contains an accurate and complete list of all Seller Employee Plans and all Employment Agreements. There has been no amendment, interpretation or other announcement (written or oral) by Seller, any of its ERISA Affiliates or other Person relating to, or change in participation or coverage under, any Seller Employee Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Seller Employee Plan (or Seller Employee Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Audited Financials. Neither Seller nor any ERISA Affiliate has any commitment to establish, adopt or enter into any additional Seller Employee Plan or Employment Agreement, or to materially modify any existing Seller Employee Plan or Employment Agreement.

            (c) Documents. Seller has provided to Purchaser correct and complete copies of: (i) all documents embodying each Seller Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Seller Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iv) if a Seller Employee Plan is funded, the most recent annual and periodic accounting of such Seller Employee Plan assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan;
      (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Seller; (viii) all correspondence to or from any Governmental Authority relating to any Seller Employee Plan;
      (ix) all COBRA forms and related notices (or such forms and notices as required under comparable Law); (x) the three (3) most recent plan years discrimination tests for each Seller Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Seller Employee Plan; provided, however, that with respect to any

      Multiemployer Plan the Seller shall provide such documents described in (vi) through (xi) only to the extent previously provided to Seller.

            (d)   Employee Plan Compliance.  Except as set forth on
      Schedule 4.17(d), (i) Seller and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default or violation of, and have no Seller's Knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established, maintained, operated, administered and funded at all times in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code, except to the extent that any operational error may be corrected in accordance with a program established by the IRS; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan;
      (iii) no Seller, ERISA Affiliate or fiduciary has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to Seller's Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against, or with respect to, any Seller Employee Plan (other than a Multiemployer Plan) or against the assets of any Seller Employee Plan (other than a Multiemployer Plan); (v) each Seller Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued at any time at or after the Closing, without material liability to Purchaser, Seller or any of their Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any of its Affiliates, threatened by the IRS or DOL with respect to any Seller Employee Plan; and (vii) no Seller or ERISA Affiliate has incurred, and to Seller's Knowledge there exists no condition or set of circumstances in connection with which Purchaser, any Seller or any ERISA Affiliate could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any Seller Employee Plan, except with respect to clauses (iii) or (iv).

            (e) Qualification. Each Seller Employee Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is, and at all times since inception has been, exempt from taxation under
      Section 501(a) of the Code, and to the best of Seller's knowledge, each Seller Employee Plan that is a Multiemployer Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Seller Employee Plan (other than a Multiemployer Plan) either
      (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Seller Employee Plan's qualified status under the Code, or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by Seller or any of its Affiliates or ERISA Affiliates to arise, that could adversely affect the qualification or exemption of any such Seller Employee Plan (other than a Multiemployer Plan) or its related trust, and, with respect to any Seller Employee Plan that is a Multiemployer Plan, to the knowledge of the Seller no such fact exists.

            (f) Pension Plan. Except for the National Basketball Association Players' Pension Plan, the NBA GM Pension Plan, and the National Basketball Association Pension Plan for Coaches, Assistant Coaches and Trainers, neither Seller nor any of its ERISA Affiliates has ever maintained, sponsored, participated in or contributed to (or been obligated to contribute to) any Multiemployer Plan, any multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413 (c) of the Code), any employee benefit plan, fund, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any multiple employer welfare arrangements (as defined under Section 3(40) of ERISA). The Pension Benefit Guaranty Corporation has not instituted proceedings, and has not notified Seller or any of its ERISA Affiliates or Title IV Plan sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates at any time during the last seven (7) years that it intends to institute proceedings to terminate such Title IV Plan. There has been no (nor will there be any as a result of the Transaction) (i) "reportable event" within the meaning of ERISA
      Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, or (ii) event that may cause Seller or any ERISA Affiliate to incur liability or have a Lien imposed on its assets under Title IV of ERISA. Seller and each of its ERISA Affiliates has timely made all contributions that each of them has been required to make by operation of law or by contract to each Multiemployer Plan in which any of them participates (or to which any of them is obligated to contribute). Neither Seller nor any of its ERISA Affiliates has incurred within the last seven
      (7) years a complete or partial withdrawal, within the meaning of
      Section 4203 or 4205 of ERISA, from any Multiemployer Plan. There has been no decline in contributions by Seller or any of its ERISA Affiliates to any Multiemployer Plan that, if continued, could reasonably be expected to result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, from such Multiemployer Plan in the future. To Seller's Knowledge, no Multiemployer Plan in which Seller or any of its ERISA Affiliates participates (or to which Seller or any of its ERISA Affiliates makes or is obligated to make contributions) is in reorganization status, within the meaning of Section 4241 of ERISA, or insolvent, within the meaning of Section 4245 of ERISA. Neither Seller nor any of its ERISA Affiliates has been notified by any Multiemployer Plan that such plan intends to terminate or has been terminated under Section 4041A of ERISA.

            (g)   No Post-Employment Obligations.  Except as set forth in
      Schedule 4.17(g), no Seller Employee Plan provides, or reflects or represents any liability to provide any welfare benefits (within the meaning of Section 3(1) of ERISA), including without limitation, health benefits to (or with respect to) any person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with any welfare benefits following termination of employment, except to the extent required by statute. Seller shall be solely responsible for any such post-employment obligations, including, without limitation, as may be required by COBRA.

            (h) Health Care Compliance. Neither Seller nor any of its ERISA Affiliates has, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (i)   Effect of Transaction.

                  (i) Except as set forth on Schedule 4.17(i) or as required by Section 7.3, the execution of this Agreement and the consummation of the Transaction will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (ii) Except as set forth on Schedule 4.17(i), no payment or benefit that will or may be made by Seller or any of its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

            (j) Employment Matters. Except as set forth on Schedule 4.17(j), Seller: (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Seller under any worker's compensation policy or long-term disability policy.

            (k) International Employee Plan. Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

      4.18 Environmental Liabilities. Seller is not aware of any fact or circumstance relating to the Celtics Basketball Businesses or the Acquired Assets which could result in any violation of any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect.

      4.19 Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the Transaction.

      4.20 Complete Copies Of Materials. Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel.

      4.21 Approval. The general partner of Seller has (a) approved this Agreement, the Ancillary Agreements, and the Transaction, (b) determined that the Transaction is in the best interests of Seller and is on terms that are fair to Seller and its partners, and (c) proposed the Transaction to the limited partner of Seller. The limited partner of Seller has approved the Transaction in accordance with Section 7.03(b)(ii) of the Amended and Restated Agreement of Limited Partnership of Celtics Basketball, L.P. dated as of June 29, 1998. Other than the approvals described in this Section 4.21, no other approval of the partners of Seller or any of its Affiliates is required to consummate the Transaction.

      4.22   Full Disclosure.  No representation or warranty in this
Section 4 or in any Schedule, or in any certificate or other instrument required to be delivered by Seller under this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Seller has delivered to Purchaser true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Schedules to this Agreement.

      4.23 Insurance. Schedule 4.23 set forth a list (specifying the insurer and describing the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, worker's compensation, vehicular and other insurance held by or on behalf of Seller on the Effective Date in connection with the Celtics Basketball Businesses. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities to an extent and in a manner customary in the industries in which the Seller operates. Except for claims set forth on Schedule 4.23, there are no outstanding unpaid claims under any such policy or binder that are not covered by insurance, and Seller has not received any notice of cancellation or non-renewal of any such policy or binder.

      4.24 National Basketball Association. Seller's rights of membership are valid and in full force and effect and in compliance with NBA Documents and all applicable rules, regulations, directives and similar requirements of the NBA. Seller is not subject to any restrictions by the NBA of a type not imposed on other members generally and on all other NBA teams generally. To Seller's Knowledge, Seller has not received any notice of any matter from the NBA or any other Person that could cause its NBA membership to be adversely affected.

      4.25   No Other Representations and Warranties.

            (a) Except for the representations and warranties contained in this Section 4, the parties acknowledge that Seller does not make any express or implied representation or warranty with respect to Seller, the Acquired Assets or the Celtics Basketball Businesses or otherwise or with respect to any other information provided to Purchaser. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person to the extent resulting from the distribution to Purchaser, or Purchaser's use of, any information related to Seller or the Celtics Basketball Businesses.

            (b) In connection with Purchaser's investigation of the business of Seller, Purchaser may have received or may receive from or on behalf of Seller certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, Seller makes no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As a material inducement to Seller to enter into this Agreement and consummate the Transaction, Purchaser hereby represents and warrants to Seller that the statements contained in this Section 5 are true and correct as of Effective Date and will be true and correct as of the Closing Date (as though made at the Closing ); provided that the representations and warranties made as of a specified date will be true and correct as of such date.

      5.1 Organization, Qualification, And Limited Liability Company Power. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on Purchaser. Purchaser has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      5.2 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto and to consummate the Transaction and to perform its respective obligations hereunder and thereunder and no other proceedings on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party. This Agreement and the Ancillary Agreements to which Purchaser is a party and the Transaction have been approved by Purchaser's Managing Member. This Agreement and the Ancillary Agreements to which Purchaser is a party constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms and conditions.

      5.3 No Conflicts. Except as set forth on Schedule 5.3, neither the execution and the delivery of this Agreement by Purchaser nor the consummation of the Transaction will (a) violate any Law to which Purchaser is subject, (b) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Purchaser, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon its assets).

      5.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any Third Party, including a party to any agreement with Purchaser, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (a) NBA Approvals, and (b) those consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings set forth on Schedule 5.3.

      5.5 Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the Transaction.

      5.6 Sufficient Funds. Purchaser affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Purchaser obtain financing for, or in relation to, any of the Transactions.

      5.7   No Other Representations and Warranties.   Except for the
representations and warranties contained in this Section 5, the Parties acknowledge that Purchaser does not make any express or implied representation or warranty with respect to Purchaser or otherwise or with respect to any other information provided to Seller. Neither Purchaser nor any other Person will have or be subject to any liability or indemnification obligation to Seller or any other Seller to the extent resulting from the distribution to Seller, or Seller's use of, any information related to Purchaser.

SECTION 6.   PRE-CLOSING COVENANTS

      With respect to the period between the Effective Date and the earlier of the termination of this Agreement and the Closing, the Parties agree as follows:

      6.1 Operation of the Celtics Basketball Businesses. Seller agrees to carry on the Celtics Basketball Businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due, to pay or perform other obligations when due, to collect accounts receivable and other amounts due in the ordinary course consistent with past practices, maintain all existing insurance coverage, and, to the extent consistent with such businesses, use commercially reasonable efforts consistent with past practice and policies to preserve intact the present business organization, preserve the Acquired Assets, keep available the services of the present officers and key employees (including, without limitation, players and coaching personnel) and, except as this Agreement shall otherwise require, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing. Seller and Purchaser agree that nothing contained herein shall be deemed to limit Seller's right to make, pay or declare any dividend or distribution to its Affiliates or return any capital to any partner on and after the Effective Date. Seller shall promptly notify Purchaser of any event, occurrence or emergency not in the ordinary course of its business, and any material event involving Seller, its Affiliates or the Celtics Basketball Businesses or which would interfere with Seller's performance of its obligations under this

Agreement. Except (i) as expressly contemplated by this Agreement, (ii) as may be required by the NBA, or (iii) as may be required by law or any Governmental Authority, Seller shall not, without the prior written consent of Purchaser:

            (a) Enter into any material commitment, agreement or transaction not in the ordinary course of business;

            (b) Other than in the ordinary course of business, (i) sell or enter into any material license agreement with respect to Seller's intellectual property with any Person or (ii) buy or enter into any material license agreement with respect to the intellectual property of any Person;

            (c) (i) other than in the ordinary course of business, amend or otherwise modify in any material respect (or agree to do so), or
      (ii) violate the terms of, any of the Assumed Contracts, NBA Documents or Assumed Leases;

            (d)   Commence any material litigation;

            (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which relate to and are material, individually or in the aggregate, to the Celtics Basketball Businesses;

            (f) Sell, lease, license or otherwise dispose of any of (or any interest in) the Acquired Assets, except in the ordinary course of business or as specifically contemplated by Section 2.1;

            (g) Other than Permitted Liens or purchase money security interests for office equipment, or similar type assets, or such Liens as may arise under the Credit Facility, which will be released or terminated prior to Closing, subject any of the Acquired Assets to any Lien;

            (h) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

            (i) Grant any severance or termination pay to any employee of the Celtics Basketball Businesses for which Purchaser will be obligated on or after the Closing;

            (j) Adopt or materially amend any Seller Employee Plan or other employee benefit plan, except as may be required by law or any Governmental Authority;

            (k) Revalue any assets used in, held for use in, intended to be used in, necessary to or relating to the Celtics Basketball Businesses, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than as may be required by GAAP;

            (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of operating liabilities of the type reflected or reserved against in the Audited Financials (or the notes thereto) or defer the payment of any liability or obligation of Seller or the Celtics Basketball Businesses (all of which shall be paid in the ordinary course of business consistent with past practice and the forecasts previously provided to Purchaser);

            (m) Except for the borrowings which constitute Excluded Liabilities, incur any indebtedness other than trade payables in the ordinary course of business consistent with past practices;

            (n) Other than in the ordinary course of business, (i) enter into or materially amend any employment contract (including, without limitation, any contract with any player, coaching or management personnel), (ii) pay or agree to pay any special bonus or special remuneration to any officer or employee for which Purchaser will be obligated on or after the Closing, (iii) increase the salaries or wage rates of any employees, (iv) terminate employees or encourage employees to resign, or (v) otherwise sell, trade or assign any player contract or any rights to any player (whether or not such player is currently a party to any contract with the Boston Celtics) (except such actions that are required to be taken in accordance with the NBA Documents);

            (o) Amend or otherwise modify in any material respect (or agree to do so) the terms of its relationships with any of its Affiliates which would impose any obligation on Purchaser;

            (p) Accelerate the collection of any accounts receivable or the terms for payment of any other amounts forecasted to be owed to Seller in the forecasts previously provided to Purchaser, the collection of which shall continue to be handled in the ordinary course consistent with past practice and such forecasts; or

            (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1 (a) through (p) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

      6.2 Access to Information. Each of Seller and Purchaser will permit the other Party and its Representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations. Neither such access, inspection and furnishing of information to any Party and its Representatives, nor any investigation by any Party and its Representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

      6.3 Notice of Developments. Each of Seller and Purchaser shall give prompt notice to the other Party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty, of such Party giving notice, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of such Party giving notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice. No disclosure by Purchaser or Seller pursuant to this Section 6.3, however, shall be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of the Party receiving such notice.

      6.4   No Solicitation.

            (a) Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person other than Purchaser relating to any Acquisition Proposal. Seller shall not (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Purchaser and its designees: (i) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal, (ii) provide information with respect to the Celtics Basketball Businesses or the Acquired Assets to any Person, other than Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal, (iii) enter into a contract or agreement (whether oral or written) with any Person, other than Purchaser, providing for an Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal involving any Person other than by Purchaser; provided, however, that nothing contained in this Agreement shall prevent Seller from, prior to the Closing, engaging in any discussions or negotiations with, or providing any non-public information to, any Person in response to an unsolicited written bona fide Acquisition Proposal by any such Person, if and only to the extent that (x) the Board of Directors of Seller's general partner, after consultation with independent counsel, determines in good faith that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined) and that the failure to furnish such information, or engage in such discussions or negotiations, would result in a breach by such Board of Directors of its fiduciary duties under applicable law, and (y) Seller has complied with its obligations in this Section 6.4(a), including those set forth in the next sentence. If Seller or any of its Representatives receives, prior to the Closing or the termination of this Agreement, any Superior Proposal, Seller shall (a) promptly notify Purchaser thereof and provide Purchaser with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Purchaser fully informed of the status and details of any such offer of proposal, and (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Seller's general partner receives from such Person an executed confidentiality agreement with provisions no less favorable to such Person than the confidentiality agreement previously entered into between Purchaser and Seller in connection with their consideration of the Transaction. Seller and Purchaser acknowledge that this Section 6.4 was a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either a material reduction in the Purchase Price to be paid to Seller or a failure to induce Purchaser to enter into this Agreement.

            (b) As used in this Agreement, "Acquisition Proposal" shall mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Celtics Basketball Businesses or any material portion of the Acquired Assets.

            (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by a Third Party that the Board of Directors of Seller's general partner determines in its good faith judgment to be more favorable to Seller and its Affiliates than the Transaction (based on the written opinion, with only customary qualifications, of an independent financial advisor that the value of the consideration to Seller provided in such proposal exceeds the value of the consideration to Seller provided for in the Transaction) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Seller's general partner (based on the written advice of Seller's independent financial advisor) is reasonably capable of being obtained by such Third Party.

      6.5 Regulatory Filings. As promptly as practicable following the Effective Date, Seller and Purchaser (a) shall make, or cause to be made, all filings and submissions under Laws applicable to them, or to their Affiliates, as may be required for it to consummate the Transaction; (b) shall use their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by them, or any of their Affiliates, in order for them so to consummate the Transaction; (c) shall respond to any requests for information or documentation within the time period set forth in any such request; and (d) shall use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their respective obligations hereunder. Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining all consents required under the Assumed Contracts, Assumed Leases and NBA Documents as a result of this Agreement and the Transaction.

      6.6 NBA Documents and Approvals. Seller shall promptly following the Effective Date obtain and deliver to Purchaser copies of all NBA Documents that have not been delivered as of the Effective Time. As promptly as practicable following the delivery to Purchaser of all such NBA Documents, Purchaser and Seller shall complete and file any and all necessary applications required by the NBA to obtain the NBA Approvals in connection herewith. Purchaser shall directly pay all fees owed to the NBA relating to any applications filed with the NBA relating to the Transaction (the "NBA Filing Fees"), or in the event Seller pays any such Filing Fee, Purchaser shall reimburse Seller in a timely manner.

      6.7 Reasonable Efforts. Each of the Parties will use their commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

      6.8 Notices and Consents. Seller will give any notices to Third Parties and will use its reasonable best efforts to obtain any Third-Party consents that are required in connection with the matters identified in Schedules 4.3 and 4.4(a) or otherwise required in connection with the Transaction so as to preserve all material rights of or benefits to Seller. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of Governments Authorities in connection with the matters identified in Schedules 4.3 and 4.4(a) or as otherwise required in connection with the Transaction.

      6.9 Compliance with Contracts and Applicable Law. From the Effective Date through the Closing Date, Seller shall comply in all material respects with all conditions and requirements set forth in (a) all applicable NBA Documents, Assumed Contracts, Assumed Leases, and Permits,
(b) its organization documents, (c) applicable Law, and (d) this Agreement and the Ancillary Agreements, except, in the case of clauses (a) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      6.10 Affiliate Contracts. If any Affiliate of Seller holds rights or other interests in any Assumed Contract, Assumed Lease, NBA Document, Permit or other agreement that is related to the operation of the Celtics Basketball Businesses, Seller shall cause such Affiliate to transfer and assign such rights and interests to Seller prior to the Closing.

      6.11 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Ancillary Agreements or the Transaction and shall not issue any such press release or make any such public announcement or other disclosure prior to such consultation and agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement or other disclosure shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement or disclosure.

SECTION 7.   OTHER AGREEMENTS AND COVENANTS.

      7.1 Confidentiality. Each of the Parties hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the Transaction, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other Party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such Party, (d) is later lawfully acquired by such Party from other sources, (e) is required to be disclosed by order of court or Government Authority with subpoena powers or (f) which is disclosed in the course of any litigation between the Parties. This provision supercedes and replaces any and all prior confidentiality agreements between the Parties, or between or among any of them or their Affiliates.

      7.2 Additional Documents and Further Assurances. Each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction. Seller commits to pay, in the ordinary course of business, all debts, trade payables, taxes, and employee and other expenses related to the Celtics Basketball Businesses for all periods prior to the Closing Date.

      7.3   Retained Employees; Benefits.

      (a)   Retained Employees.

                  (i) Purchaser and Seller shall use their commercially reasonable best efforts to cause each of the persons employed by Seller in relation to any of the Celtics Basketball Businesses on the Closing Date and whose employment is not governed by the Collective Bargaining Agreement all of whom are listed on Schedule 7.3 (such listed employees, the "Scheduled Employees") to (A) in the case of each Scheduled Employee who is a party to an Employment Agreement with Seller, to agree to have his or her Employment Agreement assumed by Purchaser and to further agree that such Employment Agreement shall not be deemed to have terminated as a result of the Transaction, and
            (B) in the case of each Scheduled Employee who is an at-will employee, to agree to become an at-will employee of the Purchaser on terms that are substantially similar in the aggregate as those in effect for each such employee prior to Closing. Purchaser agrees to hire each of the Scheduled Employees on terms consistent with (i)(A) and (i)(B) above. Each such Scheduled Employee who so becomes an employee of Purchaser shall be referred to hereafter as a "Retained Employee." Retained Employees shall be eligible to participate in Purchaser 's benefit programs to the extent consistent with Purchaser's standard human resource policies in effect from time to time. Purchaser will grant full credit under such programs for prior service with the Seller for purposes of eligibility and vesting; provided, however, (A) Purchaser receives adequate records from Seller reflecting Retained Employees' service; and, (B) such service crediting shall be consistent with Purchaser's policies, the applicable plan or program, and the providers and carriers of each such program agree to credit such service upon request of Purchaser; and (C) no such service crediting for any purpose shall result in duplicate benefits or funding. With respect to the calendar year during which the Closing Date occurs, Buyer will (A) waive all limitations as to preexisting conditions exclusions and credit service with the Seller for any waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any medical, dental, vision, prescription drug, and life insurance benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Retained Employees immediately prior to the Closing Date, and (B) provide each Retained Employee with credit for any co-payments and deductibles paid with respect to the current plan year prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

                  (ii) All Employment Agreements and all written contracts between Seller and each Boston Celtics player or governing Seller's employment of each Boston Celtics player shall be included in the Assumed Contracts; provided, however, that any Employment Agreement to be assigned in accordance with this Section 7.3(a), as to which requisite consents have not been delivered, shall be excluded from the Assumed Contracts.

            (b) Cooperation. Purchaser and Seller shall cooperate both before and after the Closing Date in exchanging information including pertinent employment records, benefit information, salary and compensation records, and other data and in taking other action respecting the transfer of employees. Promptly following the Effective Date, Seller shall work with Purchaser to determine an orderly and effective transition of benefit arrangements for all employees of Seller who shall become employees of Purchaser.

            (c) Multiemployer Plans. With respect to each Multiemployer Plan contributed to by Seller, the Purchaser shall have an obligation to continue contributions to such Plan in accordance with the applicable Collective Bargaining Agreement. For a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, the Purchaser shall provide to each Multiemployer Plan a bond issued by a corporate surety company that is an acceptable surety for purposes of section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to such Plan, in an amount equal to the greater of (i) the average annual contribution required to be made by the Seller with respect to the operations under the Plan for the three (3) plan years preceding the plan year in which the Closing Date occurs, or (ii) the annual contribution that the Seller was required to make with respect to the operations under the Plan for the last plan year before the plan year in which the Closing Date occurs, which bond or escrow shall be paid to the Plan if the Purchaser withdraws from the Plan, or fails to make a contribution to the Plan when due, at any time during the first five (5) plan years beginning after the Closing Date. Notwithstanding the foregoing, such bond or escrow requirement shall not apply with respect to a Multiemployer Plan if Purchaser obtains a waiver of such requirement from such Multiemployer Plan. In the event Purchaser decides to apply for such a waiver, Seller shall provide to Purchaser such information as is reasonably requested by Purchaser and shall otherwise reasonably cooperate with Purchaser in connection therewith. If the Purchaser withdraws in a complete withdrawal, or a partial withdrawal with respect to operations, during such first five (5) plan years, the Seller is secondarily liable for any withdrawal liability it would have had to the Plan with respect to the operations (but for section 4204 of ERISA) if the liability of the Purchaser with respect to the Plan is not paid.

            (d) COBRA and Disability. Seller will remain responsible for all benefits payable to employees or former employees of Seller or any ERISA Affiliate who, as of the close of business on the day immediately preceding the Closing Date, were determined to be disabled in accordance with the applicable provisions of Seller's short-term or long-term disability program or who were receiving workers' compensation on such date. Seller shall be responsible for providing any employee or former employee of Seller whose "qualifying event," within the meaning of Section 4980B(f)(3) of the Code, occurs on or prior to Closing Date, including, without limitation, qualifying events which occur as a result of the Transaction (and such employee's "qualified beneficiaries" within the meaning of
      Section 4980B(g)(1) of the Code) with continuation of group health coverage required by Section 4980B of the Code under the terms of the applicable group health plans maintained by Seller to the extent required by Law.

      7.4 Reasonable Cooperation of Seller. Seller shall cooperate with Purchaser to the extent reasonable with Purchaser 's efforts to obtain any required approvals or consents from the NBA; provided, however, that this
Section 7.4 shall not obligate Seller to incur any additional expense or liability.

      7.5 Boston Celtics Name. Except as set forth on Schedule 7.5, immediately on and after the Closing, Seller and its Affiliates shall cease to use the Boston Celtics Name for any purpose or in any manner whatsoever. On the Closing Date, Seller shall execute and deliver to the appropriate Governmental Authorities, or other appropriate Persons, certificates or other instruments or documents as Purchaser may reasonably request in order to change the names of Seller and those Affiliates of Seller whose name incorporates the Boston Celtics Name.

      7.6 Books and Records. Seller shall deliver to Purchaser at the Closing all of Seller's business records, books and other data relating to the assets, business and operations of the Celtics Basketball Businesses, to the extent the same constitute part of the Acquired Assets. If Seller is unable to deliver all of its records, books and data, Seller shall retain that portion of the records, books and data not so delivered, and make provision for such delivery in a reasonable manner following the Closing. For a period of five (5) years following the Closing Date, no Party shall destroy any business records, books or data in its possession without first giving notice to the other Party of its intention to destroy such records, books or data. Each Party shall afford the other reasonable access to such records, books and data upon request.

      7.7 Transition Arrangements. Seller will provide to Purchaser for a period following the Closing Date (the "Transition Period") any transitional assistance with respect to the Celtics Basketball Businesses as may be reasonably required by Purchaser and agreed to by Seller ("Seller Services"), and Purchaser will provide to Seller for the Transition Period any transitional assistance with respect to the Excluded Assets and Seller's operations as may be reasonably required by Seller and agreed to by Purchaser ("Purchaser Services").

SECTION 8.   CONDITIONS.

      8.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate this Agreement and the Transaction shall be subject to the fulfillment by Seller to Purchaser's reasonable satisfaction or waiver (only in writing signed by Purchaser), prior to or at the Closing, of the following conditions:

            (a) Representations; Warranties; Covenants. (i) There shall exist no breach of the representations and warranties of Seller contained in Section 4 which individually or in the aggregate results in a Material Adverse Effect; and (ii) Seller shall, on or before the Closing, have performed in all material respects, all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

            (b) No Actions. There shall not be in effect any injunction, judgment, order, decree, ruling or charge that prohibits consummation of any of the transactions contemplated by this Agreement.

            (c) No Material Change. There shall have been no occurrence, event or change after the Effective Date which has or is reasonably likely to have a Material Adverse Effect.

            (d) Officer's Certificate. Seller shall have delivered to Purchaser a certificate of an officer of the general partner of the Seller dated as of the Closing Date to the effect that the statements set forth in paragraph (a) and (b) above in this Section 8.1 are true and correct.

            (e) Instruments of Transfer. Seller shall have delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser all of Seller's right, title and interest in the Acquired Assets, including, without limitation, a general bill of sale and assignment and assumption agreements, sufficient to convey to Purchaser good title to the Acquired Assets and to effect Purchaser's assumption of the Assumed Obligations, and such instruments of transfer (i) shall be in the form which is usual and customary for transferring the type of property involved under the Laws of the jurisdiction applicable to such transfers, (ii) shall effectively vest in Purchaser good title to all of Seller's right, title and interest in the Acquired Assets free and clear of all Liens, except for Permitted Liens, and to effect Purchaser's assumption of the Assumed Obligations, and (iii) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Acquired Assets.

            (f) Opinion of Counsel. On the Closing Date, Purchaser shall have received from Kavanagh Maloney & Osnato LLP, counsel for Seller, an opinion as of said date, in form and substance reasonably satisfactory to Purchaser and its counsel.

            (g) Consents. Except with respect to those authorizations, waivers and consents the failure of which to obtain would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, Seller shall deliver all authorizations, waivers and consents required by such Assumed Contracts, Assumed Leases and NBA Documents to effect the transfer of such Assumed Contracts, Assumed Leases and rights under the NBA Documents to Purchaser, in form and substance reasonably satisfactory to Purchaser, and no such authorizations, waivers and consents shall impose any unduly burdensome conditions or requirements on Purchaser.

            (h) Organizational Documents. Seller shall have executed and delivered each of the following:

                  (i) a copy, certified by the general partner of Seller, of resolutions authorizing the execution and delivery of this Agreement and instruments attached hereto as exhibits hereto and thereto, and the consummation of this Transaction;

                  (ii) a certificate of the general partner of Seller certifying the certificate of limited partnership and limited partnership agreement of Seller and the authority of the officers of Seller executing this Agreement; and

                  (iii) such other instruments of sale, transfer,
            conveyance, assignment or assumption as Purchaser may reasonably request in connection with the Transaction.

            (i) NBA Approvals. Purchaser and Seller shall have received any and all required NBA Approvals on customary terms and conditions.

      8.2 Conditions to Obligations of Seller. The obligation of Seller to consummate this Agreement and the Transaction shall be subject to the fulfillment by Purchaser to Seller's reasonable satisfaction or waiver (only in a writing signed by Seller), prior to or at the Closing, of the following conditions:

            (a) Representations; Warranties; Covenants. (i) There shall exist no breach of the representations and warranties of Purchaser contained in Section 5 which individually or in the aggregate results in a material adverse effect on Purchaser's ability to consummate the Transaction; and (ii) Purchaser shall, on or before the Closing, have performed in all material respect, all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

            (b) No Actions. There shall not be in effect any injunction, judgment, order, decree, ruling or charge that prohibits consummation of any of the transactions contemplated by this Agreement.

            (c) Officer's Certificate. Purchaser shall have delivered to Seller a certificate of its Managing Member dated as of the Closing Date to the effect that the statements set forth in paragraph (a) and
      (b) (inclusive) above in this Section 8.2 are true and correct.

            (d) Organizational Documents. Purchaser shall have executed and delivered:

                  (i) a copy, certified by its Managing Member, of resolutions authorizing the execution and delivery of this Agreement and instruments attached hereto as exhibits hereto and thereto, and the consummation of this Transaction;

                  (ii) a certificate of its Managing Member certifying its certificate of formation and limited liability company agreement and the authority of its officers executing this Agreement; and

                  (iii) such other instruments of sale, transfer,
            conveyance, assignment or assumption as Seller may reasonably request in connection with the Transaction.

            (e) NBA Approvals. Purchaser and Seller shall have received any and all required NBA Approvals on customary terms and conditions.

            (f) Purchase Price. (i) Purchaser shall have delivered, and Seller shall have received, the Cash Consideration, and (ii) Purchaser shall have assumed all of the Assumed Obligations.

SECTION 9.   RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

      9.1 Non-Survival of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling such Party or any of their officers or directors, whether prior to or after the Effective Date. The representations, warranties and agreements in this Agreement shall terminate at Closing or upon the termination of this Agreement pursuant to
Section 10, as the case may be, except that the agreements set forth in Sections 10.2 and 11.1 shall survive termination indefinitely and Sections
2.4 and 2.5 shall survive until payment thereunder shall have been made.

      9.2 Collection of Assets. Subsequent to the Closing, Purchaser shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder, and Seller agrees that it will promptly transfer or deliver to Purchaser from time to time, any cash or other property that Seller may receive with respect to any receivables of any character or any other item included in the Acquired Assets.

SECTION 10.   TERMINATION OF AGREEMENT.

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)   in writing by mutual consent of Seller and Purchaser;

            (b) by written notice from either Seller or Purchaser to the other Party if the Transaction shall not have been consummated on or before November 30, 2002, unless such date is extended by Purchaser pursuant to Section 3, in which case on or before such date (as extended, the "Termination Date") (unless the failure to consummate the Transaction by such date shall be due to the action or failure to act of the Party seeking to terminate this Agreement);

            (c) by written notice from Seller to Purchaser in the event of a material breach by Purchaser of any of the Purchaser's covenants, agreements, representations or warranties under this Agreement which breach shall continue and shall not have been cured by the earlier of (A) thirty (30) days after receipt by Purchaser of a notice from Seller of such breach or (B) the Termination Date;

            (d) by written notice from Purchaser to Seller in the event of a material breach by Seller of any of Seller's covenants, agreements, representations or warranties under this Agreement, which breach shall continue and shall not have been cured by the earlier of
      (A) thirty (30) days after receipt by Seller of a notice from Purchaser of such breach or (B) the Termination Date;

            (e) by written notice from Purchaser to Seller if any event having a Material Adverse Effect shall have occurred after the Effective Date; and

            (f) by Seller, if the Board of Directors of Seller's general partner shall have determined to pursue an Acquisition Proposal after determining, pursuant to Section 6.4(c), that such Acquisition Proposal constitutes a Superior Proposal, and Seller gives Purchaser at least three (3) Business Days prior notice of its intention to effect such termination pursuant to this subsection (f), and Seller makes the payment required pursuant to Section 11.1(b).

            (g) This Agreement shall automatically terminate at midnight on the Termination Date.

      10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall become void and of no further force or effect and there shall be no liability or obligation on the part of either Party, except for liabilities or obligations under this Section 10.2, and Section 11.1, which shall survive such termination, and except that in the event of a termination of this Agreement pursuant to circumstances in which Purchaser shall be obligated to pay liquidated damages as provided in Section 2.5, the obligation of Purchaser under
Section 2.5 shall survive until payment thereunder has been made. In the event of a termination of this Agreement pursuant to Section 10.1(d) which is based upon a breach which is or is reasonably likely to have a Material Adverse Effect, Purchaser shall be entitled to recover damages from Seller.

SECTION 11. MISCELLANEOUS.

      11.1 Fees and Expenses.

            (a) Each of Purchaser and Seller will bear its own expenses in connection with the negotiation and the consummation of the Transaction, except as otherwise provided in Section 2.6 and Section 6.6.

            (b) If this Agreement is terminated by Seller pursuant to
      Section 10.1(f), or if Seller otherwise fails to consummate this Agreement and the Transaction by the Termination Date solely as a result of the Board of Directors of Seller's general partner consideration of a Superior Proposal in accordance with Section 6.4, then within one (1) Business Day after such termination or failure to consummate, Seller shall (i) execute a Joint Written Direction (as defined in the Escrow Agreement) to instruct the Escrow Agent to release the Escrow Amount to Purchaser, and (ii) pay to Purchaser a termination fee (the "Termination Fee") equal to Eighteen Million U.S. Dollars ($18,000,000).

      11.2 Governing Law. This Agreement shall be construed under and governed by the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State.

      11.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a Party will be sent to the addresses set forth below or to such other address or Person as such Party may designate by notice to the other Party:

      TO PURCHASER:

            LAKE CARNEGIE, LLC
            c/o Game Plan LLC
            100 Federal Street
            Mail Code: MA DE 10008E
            Boston, MA 02110
            Attn: Robert L. Caporale

            Tel: (617) 434-7237
            Fax: (617) 434-7249

      With a copy to:

            Goodwin Procter LLP
            599 Lexington Avenue
            New York, New York  10022
            Attn:  Richard E. Floor, P.C.

            Fax: (212) 355-3333

      TO SELLER:

            CELTICS BASKETBALL LIMITED PARTNERSHIP
            151 Merrimac Street
            Boston, MA 02114
            Attn:  Richard Pond

            Tel: (617) 723-6372
            Fax: (617) 720-7833

      With a copy to:

            Kavanagh, Maloney & Osnato
            415 Madison Avenue
            New York, NY 10017
            Attn: John Osnato

            Tel:  (212) 906-8303
            Fax: (212) 888-7324

      Any notice given hereunder may be given on behalf of any Party by his counsel or other authorized representatives.

      11.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, and the Ancillary Agreements contain the entire agreement of the Parties with respect to the Transaction, and supersede all previous written or oral negotiations, commitments and writings.

      11.5 Assignability; Binding Effect. This Agreement shall be assignable by Purchaser to an entity to be formed in which Purchaser or its affiliates shall hold a general partnership or similar interest provided that, until Closing, Purchaser agrees to remain jointly and severally liable for all of its obligations and undertakings pursuant to this Agreement. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

      11.6 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      11.7 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that notwithstanding the foregoing, Seller hereby consents to any amendment to this Agreement that may be necessary to effectuate the assignment contemplated by the first sentence of Section 11.5. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      11.8   Severability of Provisions.

            (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

            (b) If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the applicable of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

      11.9 Injunctive Relief. The Parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by Seller and that money damages alone would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by Seller, Purchaser shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Purchaser.

      11.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Third Party.

      11.11 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership, or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

      11.12 Good Faith Covenant. The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

                          [Signature Page Follows]

      IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

      LAKE CARNEGIE, LLC

      By:   BOSTON BASKETBALL PARTNERS, LLC, its Managing Member


            By:       /s/  Wycliffe Grousbeck
                      ________________________
            Name:     Wycliffe Grousbeck
            Title:    Managing Member

      CELTICS BASKETBALL, L.P.

      By:      BOSTON CELTICS CORPORATION, its General Partner


            By:       /s/  Paul E. Gaston
                      ________________________
            Name:     Paul E. Gaston
            Title:    Chairman of the Board